CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report, dated November 10, 1999, on the consolidated financial statements of Deerbrook Publishing Group, Inc. and Subsidiaries, included in this Form 10-SB.


/s/ Semple & Cooper, LLP

Semple & Cooper, LLP

Phoenix, Arizona

December 17, 1999